Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272025

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 17, 2023)

$

CenterPoint Energy, Inc.

$       % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series A, due 2055

$       % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series B, due 2055

This is an offering of $    of   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series A, due 2055 (“Series A Notes”) and $     of   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series B, due 2055 (“Series B Notes”, collectively, the “notes”) to be issued by CenterPoint Energy, Inc., a Texas corporation. The Series A Notes will bear interest (i) from and including the date of original issuance to, but excluding, February 15, 2030 at an annual rate of   % and (ii) from and including February 15, 2030 during each Series A Interest Reset Period (as defined in this prospectus supplement) at an annual rate equal to the Five-Year Treasury Rate (as defined in this prospectus supplement) as of the most recent Series A Reset Interest Determination Date (as defined in this prospectus supplement), plus   %. The Series B Notes will bear interest (i) from and including the date of original issuance to, but excluding, February 15, 2035 at an annual rate of   % and (ii) from and including February 15, 2035 during each Series B Interest Reset Period (as defined in this prospectus supplement) at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date (as defined in this prospectus supplement), plus   %. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year beginning on February 15, 2025. The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Series A Notes will mature on February 15, 2055. The Series B Notes will mature on February 15, 2055.

So long as no event of default (as defined in this prospectus supplement) with respect to the applicable series of notes has occurred and is continuing, we may, at our option, defer interest payments on the notes of either series on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined in this prospectus supplement). During any deferral period, interest on the notes of a given series will continue to accrue at the then-applicable interest rate on the notes of such series and, in addition, interest on deferred interest will accrue at the then-applicable interest rate on the notes of such series, compounded semi-annually, to the extent permitted by applicable law, as described in this prospectus supplement.

We may redeem the notes of either series before their maturity date at our option at the times and at the redemption prices described in this prospectus supplement.

The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined in this prospectus supplement). See “Description of Notes—Ranking” and “Description of Notes—Subordination.”

Investing in the notes involves risks. See “Risk Factors” on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Series A Note		Total	Per Series B Note		Total
Public offering price (1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to CenterPoint Energy, Inc. (1)		%	$		%	$

(1)	Plus accrued interest, if any, from August , 2024, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers through the book-entry facilities of The Depository Trust Company and for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about August    , 2024.

Joint Book-Running Managers

Barclays	Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho	Morgan Stanley

BNP PARIBAS	RBC Capital Markets	Truist Securities	US Bancorp

August  , 2024

This document consists of two parts, which should be read together. The first part is this prospectus supplement, which describes the specific terms of the notes, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement and the accompanying prospectus together with any written communication prepared by us or on our behalf in connection with this offering together with the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation By Reference.” If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. The information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our businesses, financial condition, results of operations and prospects may have changed since these respective dates.

Any information contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation By Reference” in this prospectus supplement.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, security registrar and paying agent, has not participated in the preparation of this prospectus supplement or the accompanying prospectus and assumes no responsibility for its content.

S-i

Prospectus Supplement

Prospectus

We expect that delivery of the notes will be made against payment therefor on or about August  , 2024, which will be the second business day following the date of pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

S-ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

The terms “CenterPoint Energy,” “we,” “our,” and “us” refer to CenterPoint Energy, Inc. and its subsidiaries, unless the context indicates otherwise. The term “notes” refers to our  % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series A and our  % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series B, collectively.

CenterPoint Energy, Inc.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission, distribution and generation facilities and natural gas distribution systems. As of the date of this prospectus supplement, our indirect, wholly-owned subsidiaries include:

(1)	CenterPoint Energy Houston Electric, LLC (“Houston Electric”), which owns and operates electric transmission and distribution facilities in the Texas gulf coast area that includes the city of Houston.

(2)

CenterPoint Energy Resources Corp. (“CERC Corp.”), which (i) directly owns and operates natural gas distribution systems in Louisiana, Minnesota, Mississippi and Texas; (ii) indirectly, through Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, LLC, doing business as CenterPoint Energy Ohio, owns and operates natural gas distribution systems in Indiana and Ohio, respectively, and (iii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CenterPoint Energy Intrastate Pipelines, LLC. On February 19, 2024, CERC Corp., entered into an Asset Purchase Agreement to sell its Louisiana and Mississippi natural gas local distribution company businesses. The transaction is expected to close in the first quarter of 2025, subject to certain closing conditions.

(3)

Southern Indiana Gas and Electric Company (“SIGECO”), which provides energy delivery services to electric and natural gas customers located in and near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market.

As of June 30, 2024, our reportable segments were Electric, Natural Gas and Corporate and Other. Houston Electric and CERC Corp., together with its subsidiaries, each consist of one reportable segment.

As of June 30, 2024, we, Houston Electric and SIGECO had variable interest entities (“VIEs”) including CenterPoint Energy Transition Bond Company IV, LLC (“Bond Company IV”), a wholly-owned subsidiary of Houston Electric, CenterPoint Energy Restoration Bond Company, LLC (“Restoration Bond Company” and together with Bond Company IV, the “Bond Companies”), a wholly-owned subsidiary of Houston Electric, and SIGECO Securitization I, LLC (the “Securitization Subsidiary”), a wholly-owned subsidiary of SIGECO, which are consolidated. The consolidated VIEs are wholly-owned, bankruptcy-remote, special purpose entities that were formed solely for the purpose of securitizing transition property or facilitating the securitization financing of qualified costs in the second quarter of 2023 associated with the completed retirement of SIGECO’s A.B. Brown coal generation facilities. We, through SIGECO, have a controlling financial interest in the Securitization Subsidiary and are the VIE’s primary beneficiary. Creditors of us, Houston Electric and SIGECO have no recourse to any assets or revenues of the Bond Companies or the Securitization Subsidiary, as applicable. The bonds (the “Securitization Bonds”) issued by these VIEs are payable only from and secured by transition or securitization property, as applicable, and the bondholders have no recourse to the general credit of CenterPoint Energy, Houston Electric or SIGECO.

Recent Developments

CenterPoint Energy Common Stock Offering. On August 9, 2024, we closed an underwritten public offering (the “Common Stock Offering”) of 9,754,194 shares of our common stock, par value $0.01 per share, at a public offering price of $25.63 per share, for expected gross proceeds of approximately $250 million before deducting estimated offering expenses.

May 2024 Storm Events and Hurricane Beryl. Houston Electric’s service territory experienced sudden and destructive severe weather events in May 2024 that included hurricane-like winds and tornadoes (the “May 2024 Storm Events”). Subsequently, on July 8, 2024, Hurricane Beryl made landfall in Texas, bringing sustained winds, storm surges and torrential rain into Houston Electric’s service territory. The May 2024 Storm Events and Hurricane Beryl caused significant damage to Houston Electric’s electric delivery system and resulted in electric service interruptions peaking at an estimated 922,000 customers and an estimated 2.26 million customers, respectively.

Houston Electric implemented its emergency operations plan’s processes and procedures to respond to these events, including establishing an incident command center and calling for mutual assistance from other utilities, among other measures. Throughout these weather events, Houston Electric remained in contact with its regulators and stakeholders, including federal, state and local officials, as well as the Public Utility Commission of Texas (“PUCT”) and Electric Reliability Council of Texas.

The Governor of Texas issued a disaster declaration on April 30, 2024 to address severe storms and flooding and subsequently amended it to include the May 2024 Storm Events. President Biden also approved major disaster declarations for Texas counties impacted by severe weather and flooding events that began April 26, 2024, including the May 2024 Storm Events. On July 5, 2024, a state disaster declaration was issued based on the threat posed by Hurricane Beryl, and on July 6, 2024 was amended to add additional counties to the disaster area. Subsequently, a federal emergency disaster declaration through the Federal Emergency Management Agency to cover certain costs associated with Hurricane Beryl was also issued.

Houston Electric currently estimates that total costs to restore the electric delivery facilities damaged as a result of the May 2024 Storm Events and Hurricane Beryl will be in the range of $425 million to $475 million and $1.2 billion to $1.3 billion, respectively, based on currently available information. These preliminary estimates are subject to revision as certain restoration costs may continue through the end of 2024. As is common with electric utilities serving coastal regions, the poles, towers, wires, street lights and pole-mounted equipment that comprise Houston Electric’s transmission and distribution system are not covered by property insurance.

The ultimate recovery of costs relating to the May 2024 Storm Events and Hurricane Beryl is expected to be sought through the issuance and sale of non-recourse securitization bonds for distribution-related costs and the Transmission Cost of Service capital mechanism for transmission-related costs, as applicable. However, neither the amount nor timing of the recovery is certain. Assuming such securitization bonds are issued, Houston Electric would seek to recover the amount of the May 2024 Storm Events and Hurricane Beryl storm restoration costs approved by the PUCT out of the net proceeds from the securitization bond offering, with the debt service and other financing costs of the securitization bonds being paid over the term of the securitization bonds through a storm restoration charge imposed on Houston Electric’s customers.

Various governmental and regulatory agencies and other entities have called for or are conducting inquiries and investigations into Hurricane Beryl and the efforts made by Houston Electric to prepare for, and respond to, this event, including the electric service outage issues. Agencies and entities that may conduct or are conducting such inquiries, investigations and other reviews include the Texas Governor’s office, the Texas Legislature and the PUCT. Additionally, on August 2, 2024, Texas Lieutenant Governor Patrick publicly announced a letter that he sent to the PUCT urging the PUCT to claw back $800 million that we were approved to recover from ratepayers pursuant to Texas legislation relating to emergency responsiveness and the leasing of mobile generation units. There are significant uncertainties around these inquiries and investigations and potential results and consequences, including whether any financial penalties will be assessed or changes to Houston Electric’s system, service territories, operations and/or regulatory treatment will result therefrom.

Houston Electric announced an initial hurricane preparedness and response action plan to the PUCT on July 25, 2024 to enhance the resiliency of the electric system through various investments. Since then, and following a meeting with Texas Governor Abbott on August 1, 2024, Houston Electric publicly committed to accelerating its previously announced initial hurricane preparedness and response action plan. Through this plan, Houston Electric additionally plans to work to improve customer communications, as well as strengthen the effectiveness of its emergency response, among other things.

PUCT Proceedings. On August 1, 2024, Houston Electric announced that it was withdrawing both its application with the PUCT requesting authority to change rates and charges for electric transmission and distribution service (“general rate case”) filed with the PUCT on March 6, 2024 and its application for approval of its transmission and distribution system resiliency plan (“system resiliency plan”) filed with the PUCT on April 29, 2024, in order to focus on addressing the impacts of Hurricane Beryl in its service territory and accelerating preparedness and resiliency efforts for the remaining storm season. As previously disclosed, Houston Electric was previously granted abatements of both its general rate case and system resiliency plan applications in July 2024. Houston Electric expects to complete a broader assessment of additional system resiliency opportunities and would intend to refile a subsequent system resiliency plan. A number of intervenors have filed a motion to challenge the withdrawal of the general rate case. PUCT staff and the Office of Public Utility Counsel had previously filed a letter in support of such withdrawal.

Corporate Information

Our principal executive offices are located at 1111 Louisiana Street, Houston, Texas 77002. Our telephone number is (713) 207-1111 and our website address is www.centerpointenergy.com. Other than the documents specifically referred to below under “Where You Can Find More Information” and “Incorporation By Reference,” none of the information or documents posted, contained or referred to at www.centerpointenergy.com are incorporated by reference in, or otherwise made a part of, this prospectus supplement.

The Offering

The following summary contains basic information about this offering. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Description of Notes,” and the accompanying prospectus, including “Description of Our Debt Securities.”

Issuer	CenterPoint Energy, Inc., a Texas corporation.

Securities Offered	$ principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series A and $ principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series B.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Maturity	The Series A Notes will mature on February 15, 2055 and the Series B Notes will mature on February 15, 2055.

Interest	The Series A Notes will bear interest (i) from and including the date of the original issuance to, but excluding, February 15, 2030 at an annual rate of % and (ii) from and including February 15, 2030 during each Series A Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series A Reset Interest Determination Date, plus %. The Series B Notes will bear interest (i) from and including the date of the original issuance to, but excluding, February 15, 2035 at an annual rate of % and (ii) from and including February 15, 2035 during each Series B Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date, plus %.

Optional Interest Deferral	So long as no event of default (as defined below under “—Events of Default”) with respect to the applicable series of notes has occurred and is continuing, we may, at our option, defer interest payments on a given series of notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined below) (each such deferral period, which will commence on the interest payment date on which the first such deferred interest payment otherwise would have been made, a “Series A Optional Deferral Period” or a “Series B Optional Deferral Period” and together, an “optional deferral period”), except that no such optional deferral period may extend beyond the maturity date of the applicable series of notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, and may not pay current interest on the applicable series of the notes until we have paid all accrued interest on such series of notes from the previous Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable.

During any optional deferral period, interest on the notes of a given series will continue to accrue at the then-applicable interest rate on such series of notes. In addition, during any optional deferral period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes of such series, compounded semi-annually, to the extent permitted by applicable law. The interest payment date falling immediately after the last day of an optional deferral period shall not be deemed to fall on a day during such optional deferral period.

No interest will be due or payable on the notes of a given series during any such optional deferral period, except upon a redemption of any notes of such series on any redemption date during such optional deferral period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes of such series to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes of such series shall have been declared due and payable as the result of an event of default with respect to the notes of such series (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable).

Before the end of any optional deferral period that is shorter than 20 consecutive interest payment periods, we may elect, at our option, to extend such optional deferral period, so long as the entire optional deferral period does not exceed 20 consecutive interest payment periods or extend beyond the maturity date of the notes of the applicable series. We may also elect, at our option, to shorten the length of any optional deferral period. No optional deferral period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any optional deferral period, if all amounts then due on the notes of the applicable series, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any deferred interest and any compound interest), are paid, we may elect to begin a new optional deferral period; provided, however, that, without limitation of the foregoing, we may not begin a new optional deferral period unless we have paid all accrued and unpaid interest on the notes (including, without limitation and to the extent permitted by applicable law, any deferred interest and any compound interest) from any previous optional deferral period.

See “Description of Notes—Option to Defer Interest Payments.”

Certain Restrictions During an Optional Deferral Period	During any optional deferral period, CenterPoint Energy (and its majority-owned subsidiaries, as applicable) will not do any of the following (subject to certain exceptions):

•	declare or pay any dividends or distributions on any of CenterPoint Energy’s capital stock (as defined in “Description of Notes—Option to Defer Interest Payments”);

•	redeem, purchase, acquire or make a liquidation payment with respect to any of CenterPoint Energy’s capital stock;

•

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any of CenterPoint Energy’s indebtedness that ranks equally with or junior to the notes in right of payment (including debt securities of other series, such as the other series of the notes offered hereby); or

•	make any payments with respect to any guarantees by CenterPoint Energy of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of Notes—Option to Defer Interest Payments” below in this prospectus supplement.

Ranking	The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness as defined in and to the extent and in the manner set forth under “Description of Notes—Subordination.” Our Senior Indebtedness includes (i) any indebtedness we may incur in the future under our Second Amended and Restated Credit Agreement, dated December 6, 2022, by and among us, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) our $500 million aggregate principal amount of 2.50% Senior Notes due 2024, (iii) our $1 billion aggregate principal amount of 4.25% Convertible Senior Notes due 2026, (iv) our $400 million aggregate principal amount of 5.25% Senior Notes due 2026, (v) our $500 million aggregate principal amount of 1.45% Senior Notes due 2026, (vi) our $150 million aggregate principal amount of 4.25% Senior Notes due 2028, (vii) our $700 million aggregate principal amount of 5.40% Senior Notes due 2029, (viii) our $400 million aggregate principal amount of 2.95% Senior Notes due 2030, (ix) our $500 million aggregate principal amount of 2.65% Senior Notes due 2031 and (x) our $300 million aggregate principal amount of 3.70% Senior Notes due 2049.

The notes will rank equally in right of payment with (x) our existing 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (the “ZENS”), (y) for a given series of the notes, the notes of the other series and (z) any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. For additional information, see “Risk Factors—Our existing indebtedness, and any future indebtedness, may adversely affect our future financial and operating flexibility and our ability to service the notes. The indenture does not limit the aggregate amount of Senior Indebtedness or Secured Indebtedness that we or our subsidiaries may incur” and “Description of Notes—Ranking.”

As of June 30, 2024, we, on an unconsolidated basis, had approximately $5.4 billion aggregate principal amount of indebtedness outstanding, of which an aggregate of $4.5 billion was Senior Indebtedness, and an aggregate of $828 million was our existing ZENS (with which the notes will rank equally in right of payment). Excluding subsidiaries issuing Securitization Bonds, as of June 30, 2024, our subsidiaries had approximately $13.5 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $8.9 billion was secured, as well as other liabilities.

Optional Redemption	We may redeem the Series A Notes: (i) in whole or in part, at a redemption price equal to 100% of the principal amount of the Series A Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and, after the first Series A Reset Date, on any interest payment date for the Series A Notes; (ii) in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or (iii) in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series A Notes.

We may redeem the Series B Notes: (i) in whole or in part, at a redemption price equal to 100% of the principal amount of the Series B Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date on any day in the period commencing on the date falling 90 days prior to the first Series B Reset Date and ending on and including the first Series B Reset Date and, after the first Series B Reset Date, on any interest payment date for the Series B Notes; (ii) in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or (iii) in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series B Notes.

For a more complete description of the circumstances under and the redemption prices at which the notes may be redeemed, see “Description of Notes—Redemption” in this prospectus supplement.

Material U.S. Federal Income Tax Consequences

In connection with the issuance of the notes, Baker Botts L.L.P. will render its opinion that, while the matter is not completely free from doubt, under applicable law as of the issue date of the notes, the notes will be properly characterized as indebtedness for U.S. federal income tax purposes. This opinion is subject to certain customary assumptions and limitations. See “Material U.S. Federal Income Tax Consequences” in this prospectus supplement. We agree, and by acquiring an interest in a note each holder and beneficial owner of a note agrees, to treat the notes as indebtedness for U.S. federal, state and local tax purposes.

If we defer payments of interest on either series of notes, the notes of the applicable series will be treated at that time, solely for purposes of the United States federal income tax original issue discount rules, as having been retired and reissued with original issue discount. A holder of the notes of the applicable series subject to United States federal income tax on a net income basis would be required to accrue that original issue discount for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, regardless of such holder’s method of tax accounting. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes even though such holder will not have received any associated cash. A holder’s adjusted tax basis in a note generally will be increased by such amounts that it was required to include in gross income. Holders should consult with their tax advisors regarding the tax consequences of an investment in the notes. See “Material U.S. Federal Income Tax Consequences” in this prospectus supplement.

If you sell or otherwise dispose of a note before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, if you are a U.S. holder, the accrued OID will be added to your adjusted tax basis in the note but may not be reflected in the amount you realize on the sale or other disposition. To the extent the amount realized on a sale or other taxable disposition of a note is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Sale, Exchange, Retirement or Other Taxable Disposition of the Notes” in this prospectus supplement.

Consolidation, Merger and Sale of Assets	The indenture restricts our ability to merge, consolidate or transfer substantially all of our assets. See “Description of Notes—Consolidation, Merger and Sale of Assets” in this prospectus supplement.

No Listing

Each series of notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement before deciding whether to invest in the notes.

Reopening of the Series	We may, without the consent of the holders of the notes, increase the principal amount of either series and issue additional junior subordinated notes of such series having the same ranking, interest rate, maturity and other terms as the notes. Any such additional junior subordinated notes of such series may, together with the notes of such series offered hereby, constitute a single series of securities under the indenture.

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering payable by us, are expected to be approximately $ million. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of the $500 million aggregate principal amount of our outstanding 2.50% senior notes due 2024 (our “Senior Notes due 2024”) and the repayment of a portion of our outstanding commercial paper. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest in the CenterPoint Energy money pool or various instruments that may include, but would not be limited to, short-term, interest bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Certain of the underwriters and/or their affiliates may hold a portion of our outstanding Senior Notes due 2024 (as defined herein) or commercial paper that we intend to repay using a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes and the indenture pursuant to which the notes will be issued will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

You should consider carefully the risk factors identified in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Form 10-K”) and in Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (“2nd Quarter 2024 Form 10-Q”), the following information about risks, as well as risks arising from any legal proceedings identified or referenced in “Legal Proceedings” in Part 1, Item 3 of our 2023 Form 10-K and in Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our 2nd Quarter 2024 Form 10-Q, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”), together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the notes.

Risks Related to the Company

Hurricane Beryl caused severe disruptions to our operations, customers and markets in certain of our service territories and could have a material adverse impact on our financial condition, results of operations, cash flows and liquidity, which may cause the credit ratings and market value of the notes to decline.

In July 2024, Hurricane Beryl made landfall in Texas, bringing sustained winds, storm surges and torrential rain, which impacted our operations, customers and personnel in our Texas Gulf Coast markets. Hurricane Beryl caused significant damage to Houston Electric’s electric delivery system, resulting in a substantial number of its customers (peaking at more than an estimated 2.26 million customers out of 2.8 million customers) being without power, many for extended periods of time.

The total cost for the restoration of Houston Electric’s electric delivery facilities as a result of Hurricane Beryl is currently estimated to be in the range of $1.2 billion to $1.3 billion, but such estimate is preliminary and restoration costs ultimately incurred could vary from that estimate. Houston Electric believes it is entitled to recover prudently incurred storm restoration costs in accordance with applicable regulatory and legal principles. However, neither the amount nor timing of the recovery is certain. Houston Electric’s failure to recover costs incurred as a result of Hurricane Beryl could adversely affect our liquidity, cash flows and financial condition.

Various federal, state and local governmental and regulatory agencies and other entities, such as the Texas Governor’s office, the Texas Legislature and the PUCT, have called for or are conducting inquiries and investigations into Hurricane Beryl and the efforts made by Houston Electric to prepare for, and respond to, this event, including the electric service outage issues. Moreover, additional governmental and regulatory agencies and other entities may conduct such inquiries and investigations, as well. Additionally, on August 2, 2024, Texas Lieutenant Governor Patrick publicly announced a letter that he sent to the PUCT urging the PUCT to claw back $800 million that we were approved to recover from ratepayers pursuant to Texas legislation relating to emergency responsiveness and the leasing of mobile generation units. There are significant uncertainties around these inquiries and investigations and potential results and consequences, including whether any financial penalties will be assessed or changes to Houston Electric’s system, service territories, operations and/or regulatory treatment will result therefrom. If these or other inquiries, investigations or reviews ultimately result in changes to Houston Electric’s system, service territories, operations and/or regulatory treatment, such changes could have a material adverse impact on our business, results of operations, cash flows and financial condition.

We and Houston Electric are subject to current and potential future litigation and claims arising out of Hurricane Beryl, which litigation and claims could include allegations of, among other things, personal injury, property damage, various economic losses in connection with loss of power, unlawful business practices, and others. Several lawsuits have been filed against us and/or Houston Electric, including three putative class actions claiming losses due to power outages following Hurricane Beryl and each seeking damages in excess of $100 million for, among other things, business interruption, property damage and loss, cost of repair, loss of use and market value, lost income, nuisance, extreme mental anguish and/or punitive damages. We and our subsidiaries have general and excess liability insurance policies that provide coverage for third party bodily injury and property damage claims. Given the nature of some allegations, however, it is possible that the insurers could dispute coverage for some types of claims or damages that may be alleged by plaintiffs. We and Houston Electric intend to continue to pursue all available insurance coverage for all of these matters. While we and Houston Electric intend to vigorously defend themselves against the lawsuits, final resolution of these matters, or any potential future claims or liabilities, may require expenditures that may be in excess of established insurance or reserves and may have a material adverse effect on our and our subsidiaries’ financial condition, results of operation, cash flows and liquidity.

Additionally, our debt securities, including the notes offered hereby, are rated by various credit rating agencies. In August 2024, while Moody’s affirmed its ratings for our debt securities, it placed our debt securities on negative outlook, citing the increased political, regulatory, legal and reputational risk following our performance during Hurricane Beryl and in the subsequent restoration process. Further, in July 2024, while Fitch affirmed its ratings for our debt securities, it placed our debt securities on negative outlook, citing the expected impact from 2024 Texas storm costs and the political/regulatory headwinds in the wake of our storm response to Hurricane Beryl and its potential implications for Houston Electric’s regulatory compact in the state. There is no guarantee that the credit rating agencies will not take further action on our credit ratings as a result of our exposure to damages and liabilities from Hurricane Beryl. Any downgrade of the credit ratings or outlook on our debt securities could lead to higher borrowing costs and impact our ability to access the capital markets. Furthermore, a downgrade would likely reduce the market prices of our equity and debt securities, including the notes offered hereby.

For further information regarding the impact of Hurricane Beryl on our system, including related governmental inquiries, pending and potential litigation and potential insurance coverage issues, see Notes 13 and 20 to the Combined Notes to Interim Condensed Financial Statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations at Center Point Energy, Inc. and Subsidiaries—Recent Events—May 2024 Storm Events and Hurricane Beryl” and “Risk Factors—Hurricane Beryl caused severe disruptions to our operations, customers and markets in certain of our service territories and could have a material adverse impact on our financial condition, results of operations, cash flow and liquidity” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024. For risks relating to severe weather events, see “Risk Factors —General and Other Risks—Climate change could adversely impact financial results from our business and result in more frequent and more severe weather events that could adversely affect our results of operations” in our 2023 Form 10-K. For additional information regarding risks of insufficient insurance, see Risk Factors—“Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our financial condition, results of operations and cash flows” in our 2023 Form 10-K.

Risks Related to the Notes

The notes are subordinated or structurally subordinated to all of our and our subsidiaries’ indebtedness (other than our existing ZENS and any unsecured indebtedness that we may in the future incur that ranks junior to or pari passu with the notes) and effectively subordinated to any existing and future secured debt to the extent of the assets securing any such secured debt.

Pursuant to the terms of the indenture, the notes will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined under “Description of Notes—Subordination”). This means that, in the event of (a) our dissolution, winding-up, liquidation or reorganization, (b) our failure to pay any interest, principal or other monetary amounts due on any of our Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of our Senior Indebtedness as a result of a default, we will not be permitted to make any payments on the notes until, in the case of clause (a), all amounts due or to become due on all of our Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on our Senior Indebtedness have been paid in full. See “Description of Notes—Subordination.” Additionally, the notes will rank equally in right of payment with (x) our ZENS, (y) for a given series of the notes, the notes of the other series and (z) any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

Furthermore, the notes are exclusively our obligations. We are a holding company that derives all of our operating income from, and holds substantially all of our assets through, our subsidiaries. As a result, we depend on the performance of and distributions from our subsidiaries to meet our debt service obligations and to pay dividends on our common stock. In general, our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make payments or other distributions. Our right to receive assets of any subsidiary, and therefore the right of our creditors to participate in those assets, are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would likely be effectively subordinated to any security interest in the assets of that subsidiary and any Senior Indebtedness of that subsidiary. As a result, the notes will be structurally subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

Our existing indebtedness, and any future indebtedness, may adversely affect our future financial and operating flexibility and our ability to service the notes. The indenture does not limit the aggregate amount of Senior Indebtedness or secured indebtedness that we or our subsidiaries may incur.

As of June 30, 2024, we, on an unconsolidated basis, had approximately $5.4 billion aggregate principal amount of indebtedness outstanding, of which an aggregate of $4.5 billion was Senior Indebtedness, and an aggregate of $828 million was our existing ZENS (with which the notes will rank equally in right of payment). Excluding subsidiaries issuing Securitization Bonds, as of June 30, 2024, our subsidiaries had approximately $13.5 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $8.9 billion was secured, as well as other liabilities. Our existing indebtedness and the additional debt we may incur in the future for, among other things, working capital, capital expenditures, acquisitions or operating activities may adversely affect our liquidity and, therefore, our ability to make principal and interest payments on the notes.

The indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by us or the amount of other indebtedness or liabilities that may be incurred by us or any of our subsidiaries. The incurrence by us or our subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by us, may have adverse consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss of all or part of the trading value of your notes and a risk that one or more of the credit ratings assigned to us or the notes could be lowered or withdrawn. Both we and our subsidiaries expect to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future.

We can defer interest payments on a given series of the notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods. This may affect the market price of the notes.

So long as no event of default (as defined below under “Description of Notes—Events of Default”) with respect to the applicable series of notes has occurred and is continuing, we may, at our option, defer interest payments on a given series notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined below under “Description of Notes—Option to Defer Interest Payments”), except that no such optional deferral period may extend beyond the maturity date of the applicable series of notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, and may not pay current interest on the applicable series of the notes until we have paid all accrued interest on such series of notes from the previous Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable. As a result, we may elect, on one or more occasions, not to pay interest on the notes of a given series for up to ten years. Moreover, following the end of any optional deferral periods, if all amounts then due on the notes of the applicable series are paid, we could immediately start a new optional deferral period of up to 20 consecutive semi-annual interest payment periods. No interest will be due or payable on the notes of a given series during any such optional deferral period, except upon a redemption of any notes of such series on any redemption date during such optional deferral period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes of such series to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes of such series shall have been declared due and payable as the result of an event of default with respect to the notes of such series (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable). Instead, interest on the notes of the applicable series would be deferred but would continue to accrue at the then-applicable interest rate on the notes of such series. In addition, during any optional deferral period, interest on the deferred interest would accrue at the then-applicable interest rate on the notes, compounded semi-annually, to the extent permitted by applicable law. If we exercise this interest deferral right, the notes may trade at a price that does not reflect the value of accrued and unpaid interest on the notes or that is otherwise substantially less than the price at which the notes would have traded if we had not exercised such interest deferral right. If we exercise this interest deferral right and you sell your notes during an optional deferral period, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest following the end of such optional deferral period. In addition, as a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights.

An election to defer interest payments on a given series of the notes will also impact our ability to make interest payments on the other series of the notes.

As disclosed elsewhere in this prospectus supplement, if we elect to defer interest payments on a given series of notes while the other series of notes remains outstanding, we would be prohibited from making payments on, and would likely elect to also defer interest payments on, the other series of the notes.

We are not permitted to pay current interest on the notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an optional deferral period, we will be prohibited from paying current interest on the applicable notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the applicable notes if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Holders of the notes subject to United States federal income taxation may have to pay taxes on interest before they receive payments from us.

If we defer payments of interest on either series of notes, the notes of the applicable series will be treated at that time, solely for purposes of the United States federal income tax original issue discount rules, as having been retired and reissued with original issue discount. A holder of the notes of the applicable series subject to United States federal income tax on a net income basis would be required to accrue that original issue discount for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, regardless of such holder’s method of tax accounting. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes even though such holder will not have received any associated cash. A holder’s adjusted tax basis in a note generally will be increased by such amounts that it was required to include in gross income. Holders should consult with their tax advisors regarding the tax consequences of an investment in the notes. For more information regarding the U.S. tax consequences of owning and disposing of the notes, see “Material U.S. Federal Income Tax Considerations.”

Holders of each series of the notes will have limited rights of acceleration.

Holders of each series of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on each series of the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on each series of the notes when due and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). Holders of each series of the notes and the trustee will not have the right to accelerate payment of the principal or interest on each series of the notes upon the breach of any other covenant in the indenture. See “Description of Notes—Events of Default” and “Description of Notes—Option to Defer Interest Payments.”

We cannot assure you that an active trading market will develop for the notes.

The notes of each series will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any dealer quotation system. We cannot assure you that a trading market will develop for the notes. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market or that the notes might not trade for less than their original value or face amount. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert your notes into cash, and the notes may not be accepted as collateral for a loan.

Ratings of the notes may change and affect the market prices and marketability of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Any such ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit rating will remain in effect for any given period of time or that any such rating will not be lowered, suspended or withdrawn entirely by the rating agency if, in such rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with future events. Holders of the notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes. In addition, we may, at our option, redeem the notes of the applicable series, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of Notes—Redemption—Redemption Following a Rating Agency Event” in this prospectus supplement.

The indenture limits the ability of security holders to bring suit, waive defaults and amend the indenture.

The indenture provides that the consent of holders of certain minimum percentages of the aggregate principal amount of the notes outstanding under the indenture is required to waive certain defaults, bring suit and, with exceptions, amend the indenture. Your consent to such actions will not be effective unless consents are received from the holders of the required minimum amount of the notes. Further, even if you do not consent to such actions, those actions may still be taken if consented to by the holders of the required minimum amount of the notes.

Subject to certain limited exceptions, the indenture provides that the trustee or the holders of 33% or more in aggregate principal amount of the notes outstanding under the indenture may declare the principal amount of the notes to be due and immediately payable if an event of default shall occur and is continuing.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends (except during an optional deferral period), the making of investments, the incurrence of indebtedness or the purchase or prepayment (except, with respect to securities that rank equally with or junior to the notes in right of payment, during an optional deferral period) of securities by us or any of our subsidiaries. In addition, the indenture governing the notes will not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

We may redeem the notes before they mature.

We may redeem the notes in the circumstances described under “Description of Notes—Redemption—Optional Redemption.” These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the holders of the notes in that they may be unable to find a suitable replacement investment with a comparable return to the notes. See “Description of Notes—Redemption—Optional Redemption.”

The interest rate will reset for the Series A Notes on February 15, 2030 and each subsequent Series A Reset Date, and any interest payable after a Series A Reset Date may be less than an earlier interest rate.

The interest rate on the Series A Notes for each Series A Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Series A Reset Interest Determination Date, plus    %. Therefore, the interest rate after February 15, 2030 could be less than the initial interest rate applicable to the Series A Notes, and any interest payable after a subsequent Series A Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events. See “Description of Notes—Interest and Maturity.”

The interest rate will reset for the Series B Notes on February 15, 2035 and each subsequent Series B Reset Date, and any interest payable after a Series B Reset Date may be less than an earlier interest rate.

The interest rate on the Series B Notes for each Series B Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date, plus    %. Therefore, the interest rate after February 15, 2035 could be less than the initial interest rate applicable to the Series B Notes, and any interest payable after a subsequent Series B Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical United States Treasury rates are not an indication of future United States Treasury rates.

In the past, United States Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after February 15, 2030 or February 15, 2035, as applicable, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $      million after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of the $500 million aggregate principal amount of our outstanding Senior Notes due 2024, which mature on September 1, 2024 and bear interest at a rate of 2.50% per annum, and the repayment of a portion of our outstanding commercial paper. Proceeds from our commercial paper were used for general corporate purposes, including working capital purposes. On June 30, 2024, we, on an unconsolidated basis, had approximately $0.9 billion of commercial paper borrowings, which had a weighted-average maturity of 13.15 days and a weighted-average interest rate of 5.47%. Certain of the underwriters and/or their affiliates may own some of our outstanding Senior Notes due 2024 or commercial paper and will therefore each receive a portion of the net proceeds upon such repayment. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest in the CenterPoint Energy money pool or various instruments that may include, but would not be limited to, short-term, interest bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as June 30, 2024. No adjustments have been made for:

•	the issuance of the notes in this offering or the use of proceeds therefrom, as discussed in “Use of Proceeds” above;

•	the Common Stock Offering; or

•	any changes in our consolidated short-term debt and capitalization after June 30, 2024, including the offering by our subsidiary of an estimated $325 million in first mortgage bonds.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2023 Form 10-K and our 2nd Quarter 2024 Form 10-Q.

	As of June 30, 2024
	Actual	%
	(in millions)
Short-Term Debt:
Short-term borrowings	$2	0%
Current portion of VIE Securitization Bonds long-term debt	94	0%
Indexed debt, net (1)	4	0%
Current portion of other long-term debt	510	2%

Total Short-Term Debt, net	610	2%

Long-Term Debt:
VIE Securitization Bonds, net	314	1%
Other long-term debt, net	18,200	62%

Total Long-Term Debt, net	18,514	63%

Total Debt	19,124	63%

Shareholders’ Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized and 641,953,090 shares outstanding	6	0%
Additional paid-in capital	8,836	30%
Retained earnings	1,542	5%
Accumulated other comprehensive loss	(30)	0%

Total Shareholders’ Equity	10,354	35%

Total Capitalization and Short-Term Debt	$29,478	100%

(1)

As of June 30, 2024, the outstanding principal amount of our ZENS was approximately $828 million and the contingent principal amount was approximately $13 million. Interest is paid quarterly on the principal amount at 2% per year plus a “pass-through” of any dividend on the reference shares of AT&T Inc. common stock, Charter Communications, Inc. common stock and Warner Bros. Discovery, Inc. Series A common stock. At maturity or upon redemption, holders of ZENS will receive cash equal to the higher of the contingent principal amount or the market value of the reference shares.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, to be dated as of the date of initial issuance of the notes, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture creating the notes and setting forth the specific terms of the notes (as supplemented, the “indenture”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to CenterPoint Energy, Inc. and not to any of its subsidiaries.

General

The notes of each series will constitute a separate series of our subordinated debt securities under the indenture and will be issued in the aggregate principal amount of $    , in the case of the Series A Notes and $    , in the case of the Series B Notes, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may, from time to time, without the consent of the holders of any notes, issue additional notes of either series and any such additional notes shall form a single series under the indenture with the applicable series of notes offered by this prospectus supplement. Any such additional notes shall have the same form and terms as the applicable series of notes offered by this prospectus supplement (other than the offering price, the date of issuance and, if applicable, the date from which interest thereon shall begin to accrue and the first interest payment date, and except that the provisions of the notes specifying the rate of interest thereon to but excluding the first reset date shall not be applicable to any such additional notes whose date of original issuance is on or after the first reset date).

Interest and Maturity

The Series A Notes will bear interest (i) from and including the date of the original issuance to, but excluding, February 15, 2030 at an annual rate of    % and (ii) from and including February 15, 2030 during each Series A Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series A Reset Interest Determination Date, plus    %. The Series A Notes will mature on February 15, 2055 (the “Series A Maturity Date”). The Series B Notes will bear interest (i) from and including the date of the original issuance to, but excluding, February 15, 2035 at an annual rate of    % and (ii) from and including February 15, 2035 during each Series B Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date, plus    %. The Series B Notes will mature on February 15, 2055 (the “Series B Maturity Date”). Interest on the notes will accrue from    , 2024 and will, subject to our right to defer interest payments (as described below under “—Option to Defer Interest Payments”), be payable semi-annually in arrears on February 15 and August 15 of each year (each, an “interest payment date”), beginning on February 15, 2025. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the applicable notes bear interest to the extent permitted by law. As permitted by the terms of the notes, if interest payments are deferred or otherwise not paid up to a redemption date that does not fall on an interest payment date, they will accrue and compound until paid at the same rate at which the notes of the applicable series bear interest to the extent permitted by law. The amount of interest payable for any interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. Each series of notes will be subject to redemption at our option as described below under “—Redemption.”

In this prospectus supplement the term “interest” includes semi-annual interest payments and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

“Business Day” means with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless all of the outstanding notes have been redeemed, we will appoint a calculation agent (the “calculation agent”) with respect to the notes prior to the applicable Reset Interest Determination Date. We or any of our affiliates may assume the duties of the calculation agent. The applicable interest rate for each Interest Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. If we or one of our affiliates is not the calculation agent, the calculation agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the trustee of such interest rate, promptly upon making or being notified of such determination. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period will be conclusive and binding absent manifest error, will be made in the calculation agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the notes upon request. In no event shall the trustee be the calculation agent, nor shall it have any liability for any determination made by or on behalf of such calculation agent.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Series A Reset Date” means February 15, 2030 and each date falling on the five-year anniversary of the preceding Series A Reset Date.

“Series B Reset Date” means February 15, 2035 and each date falling on the five-year anniversary of the preceding Series B Reset Date.

“Series A Interest Reset Period” means the period from and including February 15, 2030 to but excluding the next following Series A Reset Date and thereafter each period from and including a Series A Reset Date to but excluding the next following Series A Reset Date, or the maturity date or date of redemption, as the case may be.

“Series B Interest Reset Period” means the period from and including February 15, 2035 to but excluding the next following Series B Reset Date and thereafter each period from and including a Series B Reset Date to but excluding the next following Series B Reset Date, or the maturity date or date of redemption, as the case may be.

“Reset Interest Determination Date” means, in respect of any Series A Interest Reset Period or Series B Interest Reset Period, the day falling two Business Days prior to the beginning of the applicable Series A Interest Reset Period or Series B Interest Reset Period.

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, a maturity date or a redemption date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled payment date, and no interest on such payment will accrue in respect of the delay.

Option to Defer Interest Payments

So long as no event of default (as defined below under “—Events of Default”) with respect to the applicable series of notes has occurred and is continuing, we may, at our option, defer interest payments on a given series of notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined below) (each such deferral period, which will commence on the interest payment date on which the first such deferred interest payment otherwise would have been made, a “Series A Optional Deferral Period” or a “Series B Optional Deferral Period” and together, an “optional deferral period”), except that no such optional deferral period may extend beyond the maturity date of the applicable series of notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, and may not pay current interest on the applicable series of the notes until we have paid all accrued interest on such series of notes from the previous Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable.

If we defer interest for a period of 20 consecutive interest payment periods from the commencement of an optional deferral period, we will be required to pay all accrued and unpaid interest at the conclusion of the 20 consecutive interest payment periods. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 20 consecutive interest payment periods, and such failure continues for 30 days, an event of default that gives rise to acceleration of principal and interest on the notes will occur under the indenture.

During any optional deferral period, interest on the notes of a given series will continue to accrue at the then-applicable interest rate on such series of notes. In addition, during any optional deferral period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes of such series, compounded semi-annually, to the extent permitted by applicable law. No interest will be due and payable on the notes until the end of the optional deferral period except upon a redemption of the notes during the optional deferral period. The interest payment date falling immediately after the last day of an optional deferral period shall not be deemed to fall on a day during such optional deferral period.

No interest will be due or payable on the notes of a given series during any such optional deferral period, except upon a redemption of any notes of such series on any redemption date during such optional deferral period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes of such series to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes of such series shall have been declared due and payable as the result of an event of default with respect to the notes of such series (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable).

All references in the notes and, insofar as relates to the notes, the indenture, to “interest” on the notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any optional deferral period that is shorter than 20 consecutive interest payment periods, we may elect, at our option, to extend such optional deferral period, so long as the entire optional deferral period does not exceed 20 consecutive interest payment periods or extend beyond the maturity date of the notes of the applicable series. We may also elect, at our option, to shorten the length of any optional deferral period. No optional deferral period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any optional deferral period, if all amounts then due on the notes of the applicable series, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any deferred interest and any compound interest), are paid, we may elect to begin a new optional deferral period; provided, however, that, without limitation of the foregoing, we may not begin a new Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, unless we have paid all accrued and unpaid interest on such series of notes (including, without limitation and to the extent permitted by applicable law, any deferred interest and any compound interest) from any previous optional deferral period.

During any optional deferral period, CenterPoint Energy (and its majority-owned subsidiaries, as applicable) will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

•	declare or pay any dividends or distributions on any of CenterPoint Energy’s capital stock (as defined below);

•	redeem, purchase, acquire or make a liquidation payment with respect to any of CenterPoint Energy’s capital stock;

•

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem any of CenterPoint Energy’s indebtedness that ranks equally with or junior to the notes in right of payment (including debt securities of other series, such as the other series of the notes offered hereby); or

•	make any payments with respect to any guarantees by CenterPoint Energy of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

However, during an optional deferral period, the exceptions will permit (a) purchases, redemptions or other acquisitions of CenterPoint Energy’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents, consultants or a stock purchase, dividend reinvestment or similar plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire CenterPoint Energy’s capital stock, (b) any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of CenterPoint Energy’s capital stock or the exchange or conversion of all or a portion of one class or series of CenterPoint Energy’s capital stock for another class or series of CenterPoint Energy’s capital stock, (c) the purchase of fractional interests in shares of CenterPoint Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or in connection with the settlement of stock purchase contracts, (d) dividends, payments or distributions payable in shares of CenterPoint Energy’s capital stock (or rights to acquire CenterPoint Energy’s capital stock), or purchases, redemptions or acquisitions of CenterPoint Energy’s capital stock in connection with the issuance or exchange of CenterPoint Energy’s capital stock (or of securities convertible into or exchangeable for shares of CenterPoint Energy’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred, (e) redemptions, exchanges, acquisitions or repurchases of, or with respect to, any rights outstanding under any employment contract, incentive plan, benefit plan or similar arrangement of ours or our subsidiaries or in connection with a dividend reinvestment or stock purchase plan, in each case outstanding on the date that the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, (f) implementing a shareholder rights plan, or issuing rights, stock or other property under such plan, or any redemption, repurchase or acquisition of any such rights pursuant thereto or (g) settling conversion of any convertible notes that rank equally with the notes.

We will give The Depository Trust Company (“DTC”), the holders of the notes of the applicable series and the trustee written notice of our election of, or any shortening or extension of, an optional deferral period at least 15 business days prior to the earlier of (1) each next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the notes of the applicable series of the next succeeding interest payment date or the regular record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an optional deferral period will be the regular record date with respect to such interest payment date.

“Capital stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest payment period” means the semi-annual period from, and including, an interest payment date to, but excluding, the next succeeding interest payment date, except for the first interest payment period, which shall be the period from, and including,     , 2024 to, but excluding, February 15, 2025.

Ranking

The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “—Subordination”), to the extent and in the manner set forth under the caption “—Subordination” below. The notes will rank equally in right of payment with (x) our existing ZENS, (y) for a given series of the notes, the notes of the other series and (z) any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

As of June 30, 2024, we, on an unconsolidated basis, had approximately $5.4 billion aggregate principal amount of indebtedness outstanding, of which an aggregate of $4.5 billion was Senior Indebtedness, and an aggregate of $828 million was our existing ZENS (with which the notes will rank equally in right of payment). Excluding subsidiaries issuing Securitization Bonds, as of June 30, 2024, our subsidiaries had approximately $13.5 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $8.9 billion was secured, as well as other liabilities.

Subordination

The notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:

(a)

any payment by, or distribution of the assets of, us upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)	a failure to pay any interest, principal or other monetary amounts due on any of our Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any of our Senior Indebtedness as a result of a default;

the holders of all of Senior Indebtedness will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•	in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness,

before the holders of the notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable or assets distributable on the notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the trustee under the indenture or the holders of any of the notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) or the Senior Indebtedness due in the case of clauses (b) and (c), the holders of the notes will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of our assets applicable to such Senior Indebtedness until the notes are paid in full.

“Senior Indebtedness” means the principal of (and premium, if any) and interest on and all other amounts due in connection with all Indebtedness of us whether created, incurred or assumed before, on or after the date of the indenture; provided that such Senior Indebtedness shall not include (i) Indebtedness of us to any of our subsidiaries, (ii) our Trade Payables, (iii) our Indebtedness that, when incurred and without respect to any election under Section 1111(b) of Title 11 of the Internal Revenue Code of 1986, as amended, was without recourse to us, and (iv) any other Indebtedness of us which by the terms of the instrument creating or evidencing the same is specifically designated as being subordinated to or pari passu with the notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) all obligations of such Person in respect of letters of credit or bankers’ acceptances or other similar instruments (or reimbursement obligations thereto) issued on the account of such Person, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under capitalized leases, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause (vi), if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness, (vii) all Indebtedness of others Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, all obligations of such Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. For purposes of the indenture, we shall be deemed to own subject to a Lien any property which we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

Due to the subordination of the notes, if our assets are distributed upon our dissolution, winding-up, liquidation or reorganization, holders of our Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the notes in right of payment will likely recover more, ratably, than holders of the notes, and it is possible that no payments will be made to the holders of the notes. The subordination provisions described above will cease to apply in the event of satisfaction and discharge of the notes as described under “—Discharge.”

The notes and the indenture do not limit our ability to incur Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness, preferred equity or other liabilities. We expect that we and our subsidiaries will incur substantial additional amounts of indebtedness, including Senior Indebtedness, in the future. For additional information, see “Risk Factors” in this prospectus supplement.

Redemption

Except as described under this “—Redemption” section, we may not redeem the notes of a given series prior to the maturity date.

Optional Redemption

We may redeem the Series A Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the Series A Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and (ii) after the first Series A Reset Date, on any interest payment date.

We may redeem the Series B Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the Series B Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series B Reset Date and ending on and including the first Series B Reset Date and (ii) after the first Series B Reset Date, on any interest payment date.

Redemption Following a Tax Event

We may, at our option, redeem the notes of the applicable series, in whole but not in part, at the redemption price equal to the sum of: (1) 100% of the principal amount of the notes being redeemed plus (2) accrued and unpaid interest to, but excluding, the tax event redemption date. In such case, we will deliver a notice of redemption specifying the tax event redemption date within 120 days after the occurrence of a tax event with respect to such series.

A “tax event” means that we have received a written opinion of a nationally recognized accounting firm or counsel experienced in such matters to the effect that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the applicable series of notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Redemption Following a Rating Agency Event

We may, at our option, redeem the notes of the applicable series, in whole but not in part, at 102% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a rating agency event with respect to such series.

A “rating agency event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto) that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for us as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed, clarified or amended or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes of the applicable series as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes of the applicable series by such rating agency had the current methodology not been changed, clarified or amended.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, during an optional deferral period, interest will continue to accrue on the notes of the applicable series, and deferred interest payments will accrue additional interest on a semi-annual basis at a rate equal to the interest rate then-applicable to such series of notes (including, to the extent permitted by applicable law, any compound interest). No interest will be due and payable on the notes until the end of the optional deferral period except upon a redemption of the notes during the optional deferral period. The interest payment date falling immediately after the last day of a Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, shall not be deemed to fall on a day during such optional deferral period.

Notice of redemption will be mailed or otherwise delivered at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes of a given series to be redeemed, at the address of such holder appearing in the register of the notes maintained by the registrar. Once notice of redemption is delivered, the notes of a given series called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note of a given series is redeemed, the trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If we elect to redeem all or a portion of the notes of a given series, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) we have not effected satisfaction and discharge or defeasance of the notes of a given series as described under “—Discharge” below and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the notes of the applicable series, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the notes of the applicable series called for redemption (which notice will also indicate that any notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any notes or portions thereof that have been surrendered for redemption to the applicable holders. Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in this paragraph, on and after the redemption date interest will cease to accrue on the notes of the applicable series or portions thereof called for redemption.

If less than all of the notes of a series are redeemed at any time, the trustee will select the notes or any portions thereof in integral multiples of $1,000 to be redeemed, by lot and, when the notes are in the form of global securities, in accordance with the applicable procedures of DTC.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of us and our subsidiaries, taken as a whole, to, another person (other than any such sale, conveyance, transfer or lease to one or more of our direct or indirect wholly owned subsidiaries), unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. In addition, in connection with any such transaction, we will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the indenture and that all conditions precedent contained in the indenture relating to such transaction have been complied with. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Events of Default

An “event of default” occurs with respect to each series of notes if:

(1) we do not pay any interest on any note of such series when it becomes due and payable and such default continues for 30 days (regardless of whether such payment is prohibited by the subordination provisions applicable to the notes of such series), except as the result of a deferral of interest payments in accordance with the provisions described above under “—Option to Defer Interest Payments”;

(2) we do not pay any principal of or premium, if any, on any note of such series when it becomes due and payable (regardless of whether such payment is prohibited by the subordination provisions applicable to the notes of such series);

(3) we remain in breach of any other covenant in the indenture or the notes of the applicable series for 60 days after there has been given to us a written notice of default (which notice must be sent by either the trustee or registered holders of at least 33% of the principal amount of the then-outstanding notes of a series) specifying such default or breach and requiring remedy of the default or breach; or

(4) we file for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization with respect to us.

If an event of default, other than an event of default described in clause (3) above, occurs and is continuing with respect to a series of notes, then either the trustee or the registered holders of at least 33% of the principal amount of the then-outstanding notes of such series may declare the principal amount of all of the notes of such series, together with accrued and unpaid interest thereon, to be due and payable immediately. See “Risk Factors—Risks Related to the Notes—Holders of each series of the notes will have limited rights of acceleration” above. However, they may exercise the other rights and remedies available under the indenture and under applicable law upon the occurrence of an event of default.

This right does not apply if an event of default described in clause (3) above occurs. If one of the events of default described in clause (3) above occurs and is continuing, neither the trustee nor the registered holders of the notes of such series will be entitled to declare the principal amount of all notes of such series, together with accrued and unpaid interest thereon, to be due and payable immediately.

A valid utilization of an optional deferral period by us as contemplated in the indenture shall not constitute a default in the payment of interest giving rise to an event of default.

If, at any time after the principal of notes shall have been so declared due and payable, and before any judgment or decree for the payment of monies due shall have been obtained or entered, the holders of a majority in principal amount of the outstanding notes of such series may, by written notice to us and the trustee, waive all past defaults (except with respect to (i) any continuing defaults relating to nonpayment of principal or interest or (ii) a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of the notes of such series affected) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered and provided to the trustee indemnity and/or security satisfactory to it against any loss, claim, liability or expense (including reasonable attorney’s fees and expenses). Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default for such series is continuing;

(2) holders of at least 33% in principal amount of the outstanding notes of such series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, claim, liability or expense (including reasonable attorney’s fees and expenses);

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes of such series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of such series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing under such indenture of which a responsible officer of the trustee has written notice, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of another holder) or that would involve the trustee in personal liability.

The indenture will provide that if a default occurs and is continuing and a responsible officer of the trustee is notified in writing, the trustee must deliver to each holder notice of the default within 90 days after it receives written notice. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers thereof know of any event of default under the indenture that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after obtaining knowledge of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof; provided that we are not required to deliver such notice if such default has been cured.

Payments of the redemption price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then-outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then-outstanding. However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:

(1) reduce the principal amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note beyond the maximum time period for any permitted deferral of interest or to increase the maximum time period for any such interest deferral or increase the maximum number of times we may defer such interest payment;

(3) reduce the principal of or extend the stated maturity of any note;

(4) reduce the redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any note payable in money, or at a place of payment, other than that stated in the note;

(6) change the subordination provisions applicable to the notes in a manner adverse to holders; or

(7) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to, among other things:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture as described above under the heading “—Consolidation, Merger and Sale of Assets”;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder, as determined by us in good faith;

(7) conform the provisions of the indenture or the notes to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet and as evidenced in an officer’s certificate;

(8) comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

(9) appoint a successor trustee with respect to the notes; or

(10) provide for the acceptance of appointment by a successor trustee, security registrar or paying agent to facilitate the administration of the trusts under the indenture by more than one trustee.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders (with a copy to the trustee), or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes of a given series by delivering to the trustee for cancellation all outstanding notes of such series or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, or otherwise, cash sufficient to pay all of the outstanding notes of such series and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Agreement to Certain Tax Treatment

We and each holder and beneficial owner of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the notes constitute debt and will treat the notes as debt for United States federal, state and local tax purposes.

No Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

No Listing

Each series of notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar and paying agent under the notes and the indenture. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain and may in the future maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Because The Bank of New York Mellon Trust Company, N.A. is the trustee under a senior indenture, it may be required to resign as trustee under one of the indentures if there is an event of default under an indenture. We may appoint an alternative trustee for any series of debt securities.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of us, the underwriters or the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC. Investors may hold interests in the notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture for the notes (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee or paying agent has any responsibility or liability for any act or omission of DTC.

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee (including in its capacity as paying agent) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Neither we nor the trustee (nor our or its agents) will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

In connection with any proposed transfer outside the Book Entry Only system, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable. Neither we nor the underwriters take any responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the notes. This summary deals only with notes that are held as capital assets (generally, for investment purposes) by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes of the applicable series is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and existing and proposed Treasury regulations promulgated thereunder, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of the notes that are different from those discussed below.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your personal circumstances, nor does it address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a U.S. holder (as defined below) that holds notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a U.S. expatriate;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a partnership or other pass-through entity (or an investor in such an entity); or

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement.

As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes, and no rulings have been sought, or will be sought, from the IRS in this regard.

In connection with the issuance of the notes, Baker Botts L.L.P. will render its opinion that, while the matter is not completely free from doubt, under applicable law as of the issue date of the notes, the notes will be properly characterized as indebtedness for U.S. federal income tax purposes. This opinion is based upon an analysis of the relevant facts and circumstances, including certain representations relied upon in rendering the opinion, and assumes that the transactions related to the issuance of the Notes are consummated in accordance with the terms of the relevant transaction documents.

This opinion is not, however, binding on the IRS. If, contrary to the opinion described herein, the IRS were to assert successfully that the notes were not properly characterized as indebtedness for U.S. federal income tax purposes, interest payments on the notes would generally be treated for U.S. federal income tax purposes as dividends to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the case of non-U.S. holders, payments treated as dividends would generally be subject to withholding of U.S. federal income tax, except to the extent provided by an applicable income tax treaty.

We agree, and by acquiring an interest in a note each holder and beneficial owner of a note agrees, to treat the notes as indebtedness for U.S. federal, state and local tax purposes, and the remainder of this discussion assumes such treatment.

Possible Alternative Treatments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including upon an optional redemption of the notes following the occurrence of a rating agency event (as described under “Description of Notes—Redemption—Redemption Following a Rating Agency Event”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the possibility of any such payments does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations because the likelihood of any such payments, and the likelihood of (i) an early redemption of the notes upon the occurrence of a rating agency event (as described under “Description of Notes—Redemption—Redemption Following a Rating Agency Event”) and (ii) the interest deferrals discussed below under “Tax Consequences to U.S. Holders—Original Issue Discount” is, individually and in the aggregate, remote. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, you might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income (rather than capital gain) any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a U.S. holder of the notes.

Stated Interest. Subject to the next paragraph, stated interest on the notes will generally be taxable to you as ordinary income at the time the interest is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including upon an optional redemption of the notes following the occurrence of a rating agency event. These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the possibility of any such payments does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, you might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income (rather than capital gain) any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Original Issue Discount. Subject to the discussion below, it is expected and assumed for purposes of this discussion that the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. U.S. Treasury regulations provide that the possibility that interest on the notes might be deferred would generally result in the notes being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the U.S. Treasury regulations, and therefore that the possibility of such deferral will not result in the notes being treated as issued with OID. Accordingly, interest paid on the notes should be taxable to you as described above under “—Stated Interest.”

However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position. If, with respect to the notes of a series, the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, such notes would be treated as issued with OID at the time of issuance, or reissued with OID at the time of such deferral, as the case may be, and all stated interest, or, if interest is in fact deferred, all stated interest due after such deferral, would be treated as OID. Under the OID rules, you will be required to include OID in taxable income (as ordinary income) as it accrues, using a constant yield method, regardless of your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of the cash to which such OID is attributable. Actual payments of stated interest would not be reported separately as taxable income. Consequently, you would be required to include OID in gross income even if we do not make any actual cash payments during an Optional Deferral Period.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes. You will generally recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized from such sale, exchange, retirement or other taxable disposition and your adjusted tax basis in the note. Assuming the notes are not treated as issued or reissued with OID (as described above), the amount realized will not include any amounts attributable to accrued but unpaid interest (which will be taxable as described above). Your adjusted tax basis in a note will, in general, be your cost for that note, and if the note is treated as having been issued or reissued with OID, such adjusted tax basis will also be increased by the amount of any OID previously included in your gross income with respect to the note and decreased by any payments received on the note since and including the date that the note was deemed to be issued or reissued with OID. Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for the note exceeds one year at the time of disposition. Long-term capital gain of non-corporate U.S. holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you sell or otherwise dispose of a note before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, the accrued OID will be added to your adjusted tax basis in the note but may not be reflected in the amount you realize on the sale or other disposition. To the extent the amount realized on a sale or other taxable disposition of a note is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a non-U.S. holder of the notes.

U.S. Federal Withholding Tax. Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest (which, for purposes of the discussion of non-U.S. holders, includes any OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of Section 871(h) of the Code and applicable U.S. Treasury regulations);

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. fixed base or permanent establishment), then you generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder (although you will be exempt from the 30% U.S. federal withholding tax described above, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes. Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. fixed base or permanent establishment), in which case such gain generally will be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S.-source losses.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of stated interest on the notes, accruals of OID (if any) and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of a note paid to you, unless you establish that you are an exempt recipient. Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number and a certification that you are not subject to backup withholding, or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest (including any OID) paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including any OID) on the notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest (including any OID) paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the notes, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below for the notes, for whom Barclays Capital Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Series A Notes	Principal Amount of Series B Notes
Barclays Capital Inc.	$	$
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
RBC Capital Markets, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Total	$	$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the notes to the public at the offering prices appearing on the cover page of this prospectus supplement and may also offer the notes to dealers at a price that represents a concession not in excess of   % per Series A Note and not in excess of   % per Series B Note. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of   % per Series A Note and not in excess of   % per Series B Note to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering pricing and other selling terms.

The obligations of the underwriters, including their agreement to purchase the notes of each series from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Series A Notes if they purchase any of the Series A Notes and all of the Series B Notes if they purchase any of the Series B Notes. However, the sales of the Series A Notes and the Series B Notes are not conditioned upon each other, and we may consummate the sale of one series and not the others, or consummate the sales at different times. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters under the agreement may be increased or the offering of the notes may be terminated.

Each series of notes will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for listing of any series of the notes on any securities exchange or for quotation of the notes on any dealer quotation system. The underwriters have advised us that they intend to make a market in each series of the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount recovered by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $2.2 million.

We expect that delivery of the notes will be made against payment therefor on or about August    , 2024, which will be the second business day following the date of pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, trust or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative instruments) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters and/or their affiliates may hold a portion of our outstanding Senior Notes due 2024 or commercial paper that we intend to repay using a portion of the net proceeds from this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of this offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. Neither this prospectus supplement nor the accompanying prospectus are prospectuses for purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offer to the public contemplated in this prospectus supplement or to whom the notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is (i) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) not a retail investor.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus:

•	do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

have not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or “Exempt Investors,” available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this prospectus supplement and the accompanying prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the notes. The notes have not been, and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authorities, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither have they been nor will they be registered with the Registrar of Companies in Hong Kong. The notes may not be offered for subscription to members of the public in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that such person is aware of the restriction on offers of the notes described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

Notice to Prospective Investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines promulgated by the relevant Japanese governmental and regulatory authorities in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, where each such person is (1) an expert investor (as defined in Section 4A of the SFA) or (2) not an individual, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA; (2) (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (3) where no consideration is or will be given for the transfer; (4) where the transfer is by operation of law; (5) as specified in Section 276(7) of the SFA; or (6) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivative Contracts Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the Republic of Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the applicable laws and regulations of the Republic of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in the Republic of Korea. Furthermore, the notes may not be resold to residents of the Republic of Korea unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre and the Abu Dhabi Global Market) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre and the Abu Dhabi Global Market) and is not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Dubai Financial Services Authority or the Abu Dhabi Global Market’s Financial Services Regulatory Authority (FSRA).

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Monica Karuturi, our Executive Vice President and General Counsel, may pass on other legal matters for us. Hunton Andrews Kurth LLP, New York, New York will pass on certain legal matters for the underwriters. From time to time, Hunton Andrews Kurth LLP acts as counsel to CenterPoint Energy and its affiliates on certain matters.

EXPERTS

The financial statements of CenterPoint Energy, Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement by reference to CenterPoint Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

our business strategies and strategic initiatives, restructurings, joint ventures and acquisitions or dispositions of assets or businesses, including the announced sale of our Louisiana and Mississippi natural gas local distribution company businesses, and the completed sale of Energy Systems Group, LLC, which we cannot assure will have the anticipated benefits to us;

•	industrial, commercial and residential growth in our service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns;

•

our ability to fund and invest planned capital and the timely recovery of our investments, including those related to SIGECO’s electric transmission and distribution service’s generation transition plan as part of its integrated resource plans;

•

our ability to successfully construct, operate, repair and maintain electric generating facilities, natural gas facilities, temporary emergency electric energy facilities (“TEEEF”) and electric transmission facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•

timely and appropriate rate actions that allow and authorize requested and timely recovery of costs and a reasonable return on investment, including the timing and amount of recovery of Houston Electric’s TEEEF leases and restoration costs relating to the May 2024 Storm Events and Hurricane Beryl, and requested or favorable adjustments to rates and approval of other requested items as part of base rate proceedings;

•	economic conditions in regional and national markets, including changes to inflation and interest rates, and instability of banking institutions, and their effect on sales, prices and costs;

•

weather variations and other natural phenomena, including the impact of severe weather events on operations, capital, legislation and/or regulations, such as seen in connection with the extreme and unprecedented winter weather event in February 2021 (Winter Storm Uri) that resulted in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures (“February 2021 Winter Storm Event”), the May 2024 Storm Events and Hurricane Beryl;

•

volatility in the markets for natural gas as a result of, among other factors, armed conflicts, including the conflict in the Middle East and any broader related conflict, and the conflict in Ukraine, and the related sanctions on certain Russian entities;

•

disruptions to the global supply chain, including volatility in commodity prices, and tariffs and other legislation impacting the supply chain, that could prevent us from securing the resources needed to, among other things, fully execute on our 10-year capital plan or achieve our net zero and carbon emissions reduction goals;

•

non-payment for our services due to financial distress of our customers and the ability of our customers, including REPs, to satisfy their obligations to us, Houston Electric, and CERC Corp. and its subsidiaries, and the negative impact on such ability related to adverse economic conditions and severe weather events;

•

public health threats and their effect on our operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behavior relating thereto;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses, including, among others, any actions resulting from the May 2024 Storm Events and/or Hurricane Beryl, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

our ability to execute Houston Electric’s initial hurricane preparedness and response action plan, as described to the PUCT on July 25, 2024, including enhancing the resiliency of Houston Electric’s electric system through various investments, improving customer communications, and strengthening emergency response;

•

direct or indirect effects on our facilities, resources, operations and financial condition resulting from terrorism, cyberattacks or intrusions, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes and other severe weather events, pandemic health events or other occurrences;

•	risks relating to potential wildfires, including costs of potential regulatory penalties and damages in excess of insurance liability coverage;

•

tax legislation, including the effects of the Inflation Reduction Act of 2022 (which includes but is not limited to any potential changes to tax rates, the corporate alternative minimum tax imposed, tax credits and/or interest deductibility), as well as any changes in tax laws under the current or future administrations, and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

matters affecting regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in costs that cannot be recouped in rates;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact operations, cost recovery of generation plant costs and related assets, and our net zero and carbon emissions reduction goals;

•	the impact of unplanned facility outages or other closures;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•

the availability and prices of raw materials and services and changes in labor for current and future construction projects and operations and maintenance costs, including our ability to control such costs;

•

impacts from our pension and postretirement benefit plans, such as the investment performance and increases to net periodic costs as a result of plan settlements and changes in assumptions, including discount rates;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

commercial bank and financial market conditions, including disruptions in the banking industry, our access to capital, the cost of such capital, impacts on our vendors, customers and suppliers, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	inability of various counterparties to meet their obligations to us;

•	the extent and effectiveness of our risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization for any hurricanes or other severe weather events, such as the May 2024 Storm Events and Hurricane Beryl, or natural disasters or other recovery of costs, including stranded coal-fired generation asset costs;

•

acquisition and merger or divestiture activities involving us or our industry, including the ability to successfully complete merger, acquisition and divestiture plans on the timelines we expect or at all, such as the proposed sale of our Louisiana and Mississippi natural gas local distribution company businesses;

•	our ability to recruit, effectively transition, motivate and retain management and key employees and maintain good labor relations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, and their adoption by consumers;

•	the impact of climate change and alternate energy sources on the demand for natural gas and electricity generated or transmitted by us;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the recording of impairment charges;

•	political and economic developments, including energy and environmental policies under the current administration;

•	our ability to execute on our strategy, initiatives, targets and goals, including our net zero and carbon emissions reduction goals and our operations and maintenance expenditure goals;

•	the outcome of litigation, including litigation related to the February 2021 Winter Storm Event and Hurricane Beryl;

•	obligations related to warranties, guarantees and other contractual and legal obligations;

•	the effect of changes in and application of accounting standards and pronouncements; and

•	other factors discussed in “Risk Factors” beginning on page S-10 of this prospectus supplement.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we file electronically with the SEC, which you can access at http://www.sec.gov.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus supplement, which includes information incorporated by reference (see “Incorporation By Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (excluding information deemed to be furnished and not filed with the SEC), until all the notes offered hereby are sold:

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 15, 2024 that are incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024; and

•

our Current Reports on Form 8-K filed on January  11, 2024, February 20, 2024 (the first report filed on such date) (other than the information furnished pursuant to Item 7.01 thereto), April  29, 2024, May  9, 2024, June  24, 2024 (other than the information furnished pursuant to Item 7.01 thereto), August 2, 2024 (other than the information furnished pursuant to Item 7.01 thereto) and August 8, 2024.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

PROSPECTUS

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY, INC.

SENIOR DEBT SECURITIES

JUNIOR SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

STOCK PURCHASE CONTRACTS

EQUITY UNITS

DEPOSITARY SHARES

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•	senior debt securities;

•	junior subordinated debt securities;

•	common stock;

•	preferred stock;

•	stock purchase contracts;

•	equity units; and

•	depositary shares.

Our common stock is listed on the New York Stock Exchange and the NYSE Chicago under the symbol “CNP.”

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, any prospectus supplement and any communication from us or any underwriter specifying the final terms of a particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

References in this prospectus to the terms “we,” “us,” “our” or other similar terms mean CenterPoint Energy, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, purchase contract agent, collateral agent, custodial agent, securities intermediary and paying agent, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we file electronically with the SEC, which you can access at http://www.sec.gov.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the securities are sold:

•

our Annual Report on Form  10-K for the fiscal year ended December  31, 2022, including the portions of our definitive proxy statement filed on Schedule 14A on March 10, 2023 that are specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 3, 2023 (other than the information furnished pursuant to Item 7.01 thereto), February  1, 2023, February  21, 2023, March  15, 2023, March  16, 2023, March  27, 2023, April  24, 2023 and May 1, 2023;

•

the description of our common stock contained in Exhibit 4(r) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description; and

•	the description of our Series A Preferred Stock (as defined below) contained in our Current Report on Form 8-K filed with the SEC on August 23, 2018.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission, distribution and generation facilities and natural gas distribution facilities and provide energy services and other related activities. As of the date of this prospectus, our indirect, wholly-owned subsidiaries include:

•

CenterPoint Energy Houston Electric, LLC (“Houston Electric”) provides electric transmission service to transmission service customers in the Electric Reliability Council of Texas region and distribution service to retail electric providers (“REPs”) serving the Texas gulf coast area that includes the city of Houston. CenterPoint Energy Transition Bond Company IV, LLC is a wholly-owned, bankruptcy remote entity formed solely for the purpose of purchasing and owning transition property through the issuance of transition bonds.

•

CenterPoint Energy Resources Corp. (“CERC Corp.”) (i) directly owns and operates natural gas distribution systems in Louisiana, Minnesota, Mississippi and Texas; (ii) indirectly, through Indiana Gas Company, Inc. (“Indiana Gas”) and Vectren Energy Delivery of Ohio, LLC (“VEDO”), owns and operates natural gas distribution systems in Indiana and Ohio, respectively, and (iii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CenterPoint Energy Intrastate Pipelines, LLC.

•

Southern Indiana Gas and Electric Company (“SIGECO”) provides energy delivery services to electric and natural gas customers located in and near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market.

•

Energy Systems Group, LLC (“Energy Systems Group”) provides energy performance contracting and sustainable infrastructure services, such as renewables, distributed generation and combined heat and power projects.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

our business strategies and strategic initiatives, restructurings, including CERC Corp.’s common control acquisition of Indiana Gas and VEDO from Vectren Utility Holdings, LLC on June 30, 2022, joint ventures and acquisitions or dispositions of assets or businesses, including the completed sale of CERC Corp.’s natural gas businesses in Arkansas and Oklahoma and our exit of the midstream sector, which we cannot assure will have the anticipated benefits to us;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-utility products and services and effects of energy efficiency measures and demographic patterns;

•

our ability to fund and invest planned capital and the timely recovery of our investments, including those related to SIGECO’s electric transmission and distribution service’s generation transition plan as part of its Integrated Resource Plans;

•

our ability to successfully construct, operate, repair and maintain electric generating facilities, natural gas facilities, temporary emergency electric energy facilities (“TEEEF”) and electric transmission facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, including the timing and amount of recovery of Houston Electric’s TEEEF leases;

•	economic conditions in regional and national markets, including inflation, interest rates and instability of banking institutions, and their effect on sales, prices and costs;

•

weather variations and other natural phenomena, including the impact of severe weather events on operations, capital and legislation, such as seen in connection with the extreme and unprecedented winter weather event in February 2021 that resulted in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures (“February 2021 Winter Storm Event”);

•	increases in commodity prices;

•	volatility in the markets for natural gas as a result of, among other factors, armed conflicts, including the conflict in Ukraine and the related sanctions on certain Russian entities;

•	changes in rates of inflation;

•

continued disruptions to the global supply chain, including tariffs and other legislation impacting the supply chain, that could prevent us from securing the resources needed to, among other things, fully execute on our 10-year capital plan or achieve our net zero and carbon emissions reduction goals;

•

non-payment for our services due to financial distress of our customers and the ability of REPs to satisfy their obligations to us and Houston Electric, including the negative impact on such ability related to adverse economic conditions and severe weather events;

•

public health threats, such as COVID-19, and their effect on our operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behavior relating thereto;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

direct or indirect effects on our facilities, resources, operations and financial condition resulting from terrorism, cyber attacks or intrusions, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes and other severe weather events, pandemic health events or other occurrences;

•

tax legislation, including the effects of the Coronavirus Aid, Relief, and Economic Security Act and the Inflation Reduction Act of 2022 (which includes but is not limited to any potential changes to tax rates, Corporate Alternative Minimum Tax imposed, tax credits and/or interest deductibility), as well as any changes in tax laws under the current or future administrations, and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

matters affecting regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in cost overruns that cannot be recouped in rates;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact operations, cost recovery of generation plant costs and related assets, and our net zero and carbon emissions reduction goals;

•	the impact of unplanned facility outages or other closures;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•

the availability and prices of raw materials and services and changes in labor for current and future construction projects and operations and maintenance costs, including our ability to control such costs;

•	impacts from our pension and postretirement benefit plans, such as the investment performance and increases to net periodic costs as a result of plan settlements and changes in discount rates;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

commercial bank and financial market conditions, including the current disruptions in the banking industry, our access to capital, the cost of such capital, impacts on our vendors, customers and suppliers, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any hurricanes or other severe weather events, or natural disasters or other recovery of costs, including stranded coal generation asset costs;

•	acquisition and merger or divestiture activities involving us or our industry, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, and their adoption by consumers;

•	the impact of climate change and alternate energy sources on the demand for natural gas and electricity generated or transmitted by us;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the recording of impairment charges;

•	political and economic developments, including energy and environmental policies under the current administration;

•	the transition to a replacement for the London Interbank Offered Rate benchmark interest rate;

•	our ability to execute on our strategy, initiatives, targets and goals, including our net zero and carbon emissions reduction goals and our operations and maintenance expenditure goals;

•	the outcome of litigation, including litigation related to the February 2021 Winter Storm Event;

•

the development of new opportunities and the performance of projects undertaken by Energy Systems Group, which are subject to, among other factors, the level of success in bidding contracts and cancellation and/or reductions in the scope of projects by customers, and obligations related to warranties, guarantees and other contractual and legal obligations;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors discussed in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds, loan funds to affiliates or apply them to the reduction of short-term indebtedness, commercial paper or debt under our revolving credit facility.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities offered by this prospectus will be CenterPoint Energy’s general unsecured obligations. CenterPoint Energy will issue senior debt securities (“senior debt securities”) under an indenture, dated as of May 19, 2003, between CenterPoint Energy and The Bank of New York Mellon Trust Company, National Association (successor in trust to JPMorgan Chase Bank), as trustee (as supplemented from time to time, the “senior indenture”) and junior subordinated debt securities (“junior subordinated debt securities”) under a separate indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee (as supplemented from time to time, the “junior subordinated indenture”). We will refer to the senior indenture and the junior subordinated indenture together as the “indentures,” and each as an “indenture.” The indentures will be substantially identical, except for provisions relating to subordination and covenants. We have filed, through incorporation by reference, the senior indenture and a form of the junior subordinated indenture as exhibits to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this description of our debt securities, unless otherwise indicated, are references to section numbers of the indentures.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our senior debt securities or junior subordinated debt securities.

Provisions Applicable to Each Indenture

General. We may issue debt securities from time to time in one or more series under the applicable indenture. There is no limitation on the amount of debt securities we may issue under either indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms. We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities are senior debt securities or junior subordinated debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, the basis for calculating interest if other than a 360-day year of twelve 30-day months and any right to extend or defer interest payments and the duration of such extension or deferral,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars ($),

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•

the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the applicable indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the applicable indenture,

•	any additions or changes to the applicable indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	with respect to the junior subordinated indenture, any changes to the subordination provisions for the junior subordinated debt securities, and

•	any other terms of the debt securities consistent with the applicable indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer. We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•

to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-entry. We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents. Under both indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants. We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets. Under both indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the applicable indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the applicable indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under each indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due, including at maturity or upon redemption or acceleration,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment, when due, relating to that series,

•

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the applicable indenture, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the applicable indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. To declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities under the applicable indenture occurs. If one of the events of default described in the fifth bullet point above occurs with respect to the debt securities of any series, the debt securities of that series then outstanding under the applicable indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities under an indenture occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the applicable indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding under such indenture to be due and payable immediately. To declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the applicable indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the trustee will have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the applicable indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the applicable indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver. We may enter into one or more supplemental indentures to either indenture with the trustee without the consent of the holders of the debt securities to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the applicable indenture to the extent necessary to issue debt securities in bearer form,

•

add to, change or eliminate any provision of the applicable indenture applying to one or more series of debt securities, including, for the junior subordinated indenture, the subordination provisions, provided that if such action adversely affects the interests of any holder of any series of debt securities issued thereunder, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the applicable indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•

correct any ambiguity, defect or inconsistency under the applicable indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•

supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•

add, change or eliminate any provisions of the applicable indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities issued thereunder. (Section 901)

We may enter into one or more supplemental indentures to either indenture with the trustee to add to, change or eliminate provisions of such indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the applicable indenture, for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults,

•

makes certain modifications to the provisions for modification of the applicable indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

•	in the case of the junior subordinated indenture, modifies the subordination provisions in a manner adverse to the holders of the junior subordinated debt securities,

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

In addition, we may not modify the subordination provisions of any outstanding junior subordinated debt securities without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “— Provisions Applicable Solely to Junior Subordinated Debt Securities — Subordination.”

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the applicable indenture with respect to such series. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•

waive any covenants and provisions of the applicable indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

To determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the applicable indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under either indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of both indentures, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. (Section 104)

Satisfaction and Discharge. We may discharge our obligations under either indenture while debt securities remain outstanding if (1) all outstanding debt securities issued under the applicable indenture have become due and payable, (2) all outstanding debt securities issued under the applicable indenture will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the applicable indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the applicable indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the applicable indenture.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we effect legal defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Notices. Holders will receive notices by mail at their addresses as they appear in the security register or as otherwise specified in the applicable indenture. (Section 106)

Title. We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law. New York law will govern both indentures and the debt securities. (Section 112)

Regarding the Trustee. As of March 31, 2023, the trustee served as trustee for approximately $3.9 billion aggregate principal amount of our debt securities (on an unconsolidated basis). In addition, the trustee serves as trustee for debt securities issued by or on behalf of our subsidiaries, aggregating approximately $10.9 billion as of March 31, 2023. We maintain brokerage relationships with the trustee and its affiliates, each of whom may maintain other relationships with us or our affiliates in the ordinary course of business.

If an event of default occurs under either indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the applicable indenture at the request of any of the holders of any debt securities issued under such indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the applicable indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

Provisions Applicable Solely to Senior Debt Securities

Ranking. Our senior debt securities will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

Provisions Applicable Solely to Junior Subordinated Debt Securities

Subordination. The junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture, to all of our senior indebtedness, as defined in the junior subordinated indenture.

Unless we inform you otherwise in a prospectus supplement, “senior indebtedness” means:

•

all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing on the date of the junior subordinated indenture or subsequently created, incurred or assumed, and

•	all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind.

Notwithstanding the foregoing, “senior indebtedness” excludes (i) our indebtedness to our subsidiaries, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business and (iii) the junior subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the junior subordinated debt securities. “Senior indebtedness” includes, as of March 31, 2023, $828 million of our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029.

We will describe additional provisions of our junior subordinated debt securities in a prospectus supplement applicable to the particular series of junior subordinated debt securities.

Defeasance. Upon the effectiveness of any defeasance or covenant defeasance permitted with respect to our junior subordinated securities, the junior subordinated debt securities then outstanding shall cease to be subordinated. See “— Provisions Applicable to Each Indenture — Defeasance.”

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our restated articles of incorporation and third amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of March 31, 2023, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 631,018,976 shares were outstanding, excluding 166 shares held as treasury stock, and

•

20,000,000 shares of preferred stock, par value $0.01 per share, of which 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), with a liquidation preference of $1,000 per share (the “Series A Preferred Stock Stated Amount”), were outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The prospectus supplement relating to any series of preferred stock will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it. The prospectus supplement for any offering of preferred stock will include some or all of the following terms:

•	the title of the preferred stock,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

•	any voting rights, and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Outstanding Series of Preferred Stock

Series A Preferred Stock

On August 21, 2018, we filed a statement of resolution (the “Series A Preferred Stock Statement of Resolution”) with the Secretary of State of the State of Texas to establish the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock. The Series A Preferred Stock Statement of Resolution became effective on August 22, 2018.

Holders of Series A Preferred Stock are entitled to receive out of any funds legally available, when, if and as declared by our board of directors (or a duly authorized committee of the board), cumulative cash dividends (1) for each dividend period during the period commencing on the original issue date and continuing to, but excluding, September 1, 2023, at an annual rate of 6.125% of the Series A Preferred Stock Stated Amount per share payable semi-annually in arrears on the 1st day of each March and September, respectively, in each year, beginning on March 1, 2019; and (2) for each dividend period during the period commencing on September 1, 2023 and continuing to, but excluding, the first date, if any, as of which all shares of Series A Preferred Stock have been redeemed, at an annual rate equal to three month LIBOR (as defined in the Series A Preferred Stock Statement of Resolution) for such dividend period plus a spread of 3.270% applied to the Series A Preferred Stock Stated Amount per share payable quarterly in arrears on the 1st day of each March, June, September and December, respectively, in each year, beginning on December 1, 2023.

The shares of Series A Preferred Stock are perpetual and have no maturity date. The Series A Preferred Stock may be redeemed by us at our option (i) on or after September 1, 2023, from time to time and in whole or in part, at a redemption price in cash per share equal to $1,000, or (ii) following the occurrence of a ratings event (as defined in the Series A Preferred Stock Statement of Resolution), in whole, but not in part, at a redemption price in cash per share equal to $1,020, in each case out of funds legally available for such redemption and plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the redemption date, whether or not declared.

The Series A Preferred Stock will, with respect to anticipated dividends and distributions upon the liquidation, dissolution or winding up of our affairs, rank: senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs; on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs; and junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs.

Except as required by the Texas Business Organizations Code (“TBOC”) or as described herein or in the Series A Preferred Stock Statement of Resolution, the Series A Preferred Stock generally does not have voting rights. Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Series A Preferred Stock Statement of Resolution) then outstanding, will be entitled at our next annual or special meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, we may not amend our restated articles of incorporation or the Series A Preferred Stock Statement of Resolution in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on liquidation, dissolution or winding up of our affairs.

Subject to certain exceptions, unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series A Preferred Stock and any parity stock through the most recently completed respective dividend periods, we (1) will not declare, or pay, or set aside for payment, dividends on any junior stock (which includes our common stock) and (2) may not redeem, repurchase or otherwise acquire shares of our common stock or any other junior stock. To the extent a dividend period applicable to a class of junior stock or parity stock is shorter than the dividend period applicable to the Series A Preferred Stock (e.g., quarterly rather than semi-annual), we may declare and pay regular dividends with respect to such junior stock or parity stock so long as, at the time of declaration of such dividend, it expects to have sufficient funds to pay the full dividend in respect of the Series A Preferred Stock on the next successive dividend payment date.

Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of our voting preferred stock then outstanding, will be entitled to elect a total of two additional members of our board of directors, subject to certain limitations. This right shall terminate when all accumulated dividends have been paid in full and the authorized number of directors shall automatically decrease by two, subject to the revesting of that right in the event of each subsequent nonpayment.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of our senior stock and parity stock in respect of distributions upon our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our junior stock, a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of the Series A Preferred Stock and all parity stock, as the case may be, are not paid in full, the holders of the Series A Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

The foregoing description of the terms of the Series A Preferred Stock is not complete and is qualified in its entirety by reference to the Series A Preferred Stock Statement of Resolution, a copy of which is filed, through incorporation by reference, as Exhibit 4.5 to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares of our capital stock outstanding and entitled to vote.

Modification of Articles of Incorporation. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form to our secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not less than 90 days nor more than 180 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 days nor more than 60 days prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% (or, if such amount is not a whole number, the closest whole number below 20%) of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition, an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations is set forth in our bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of a director’s duties, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the TBOC. The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our preferred stock or debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by such prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank, trust company or other institution that is selected by us, which we refer to as the “depositary.” Each owner of a depository share will be entitled to all the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred stock,

•	the identity of the depositary and the material terms of the depositary agreement,

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares, and

•	any applicable material United States federal income tax considerations.

HOLDING COMPANY STRUCTURE

We are a holding company that derives all of our operating income from, and holds substantially all of our assets through, our subsidiaries. As a result, we depend on the performance of and distributions from our subsidiaries to meet our debt service obligations and to pay dividends on our common stock and our preferred stock. In general, our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make payments or other distributions. Our right to receive assets of any subsidiary, and therefore the right of our creditors to participate in those assets, are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would likely be effectively subordinated to any security interest in the assets of that subsidiary and any senior indebtedness of that subsidiary.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell shares of our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the New York Stock Exchange, NYSE Chicago, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions, including block trades. Unless we inform you otherwise in the applicable prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the applicable prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common stock sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common stock. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the NYSE Chicago, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Monica Karuturi, Esq., our Executive Vice President and General Counsel, may pass on other legal matters for us. Ms. Karuturi is the beneficial owner of less than 1% of our common stock. Any underwriters will be advised regarding issues relating to any offering by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to us and our affiliates on certain matters.

EXPERTS

The financial statements of CenterPoint Energy, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus by reference to CenterPoint Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$

CENTERPOINT ENERGY, INC.

$       % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series A, due 2055

$       % Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series B, due 2055

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Goldman Sachs & Co. LLC

J.P. Morgan

Mizuho

Morgan Stanley

BNP PARIBAS

RBC Capital Markets

Truist Securities

US Bancorp

August  , 2024